ATSG Elects Ray Johns to Board of Directors

WILMINGTON, OH - October 5, 2017 - Air Transport Services Group, Inc. (NASDAQ:ATSG) announced the election of Raymond E. Johns, Jr., to its Board of Directors, effective today.

Johns, 62, led the U.S. Air Force Air Mobility Command at Scott Air Force Base in Illinois until his retirement with the rank of General in January 2013, capping a 36-year military career. He is currently Executive Vice President of FlightSafety International Inc. headquartered in New York, where he leads the design, manufacture, and support of flight simulation equipment and flight training services to government and military organizations worldwide.

Randy Rademacher, Chairman of ATSG, said Johns brings to ATSG’s Board a deep understanding of strategic planning and analysis, as well as expertise in setting and achieving the highest standards of performance for complex air networks under challenging conditions.

“ATSG is fortunate to be able to add someone with Ray’s remarkable experience and service commitment to our Board. I’m confident he will contribute both strategic vision and valuable operating perspectives to the oversight work we do on behalf of ATSG’s shareholders,” Rademacher said.

Johns said he knew of ATSG through its contributions to the Air Mobility Command as a longtime provider of combi (combined freighter/passenger aircraft) services and other air cargo support to military locations around the world.

“Companies like ATSG play a vital part in the array of resources that keep both military and commercial supply networks operating smoothly around the world,” he said. “I look forward to working with ATSG’s Board members as we determine how best to achieve its mission for growth and profitability in the years to come.”

Johns is a 1977 U.S. Air Force Academy graduate and former test pilot and program manager for the VC-25 Air Force One replacement program. He has held staff positions at both the European and Pacific command headquarters. In Washington D.C. he served as a White House Fellow and was Deputy Chief of Staff for Strategic Plans and Programs, where he focused on long-range planning. He has commanded a test squadron, operations group and airlift wing, and was Director of Mobility Forces for operations in Bosnia and responsible for strategic airlift operations in Iraq and Afghanistan.

Johns also holds an M.S. in administration from Central Michigan University, and graduated from the John F. Kennedy School of Government’s program for senior executives at Harvard University. He serves on the National Executive Board of the Boy Scouts of America.

About Air Transport Services Group
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc., including its division, PEMCO World Air Services, Inc. For more information, please see www.atsginc.com.

Contact:
Paul Cunningham
ATSG Corporate Communications
(937) 366-2310